CERTIFICATE AND AMENDMENT TO MASTER TRUST AGREEMENT P&R INVESTMENT TRUST

The undersigned hereby certifies as follows:

1. She is the duly elected and acting Secretary of P&R Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”).

2. On June 23, 1992, at a meeting at which a majority of the Board of Trustees of the Trust was present, and amendment to Section 5.3 of the Master Trust Agreement of the Trust dated January 22, 1992 was duly adopted, to provide that Section 5.3 shall read in full as follows:

Section 5.3 Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend or distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 30 days (except at or in connection with the termination of the Trust), as the Trustees may determine; or without closing the transfer books the Trustees may fix a date and time not more than 90 days prior to the date of any meeting of Shareholders or other action as the date and time of record for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as Shareholders of record for purposes of such other action, and any Shareholder who was a Shareholder at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action, even though he has since that date and time disposed of his Shares, and no Shareholder becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate and Amendment to Master Trust Agreement as of the date set forth below.

Dated: June 24, 1992

/s/ Melanie L. Nicholson
Melanie L. Nicholson
Secretary
P&R Investment Trust